Form 10-Q

Exhibit 10.2
October 29, 2019
Tarkan Maner
Dear Tarkan:
Nutanix, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.

1.
Position. You will start in a full-time position as the Company’s Chief Commercial Officer and will report to Dheeraj Pandey, the Company’s Chief Executive Officer. Your currently anticipated start date is November 15, 2019 (the day you actually commence employment with the Company, the “Start Date”). You will be based out of the Company’s offices in San Jose, California, and will travel as necessary to fulfill the responsibilities of your position. In this role, you will be primarily responsible for leading the worldwide Digital Business Go-To-Market, Systems Integrator, Business Development, Alliances, Corporate Development, and Service Provider teams, and certain products (Leap, Frame, Era, AHV, Networking, Xi, Xi Partner Network (XPN), platforms, and solutions engineering). Moreover, you will render such business and professional services in the performance of your duties, consistent with your role, as shall reasonably be assigned to you by the Chief Executive Officer. This position is considered an exempt position for purposes of federal and state law, which means that you are not eligible for overtime pay.  Additionally, your employment with the Company is contingent upon receipt of proof of your eligibility to work in the United States (as required by law) and completion of satisfactory reference and background checks.  By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

2.
Compensation. Your starting compensation will be a semi-monthly salary of $18,750, which is the equivalent of $450,000 on an annual basis, payable based on the Company’s regular payroll dates, and in accordance with the Company’s normal payroll procedures. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect and as amended from time to time. In addition, you will be eligible for discretionary annual incentive compensation, with an annual target of $450,000 at 100% achievement. This discretionary annual incentive compensation will be subject to the achievement of performance targets (which may include individual, business division, or corporate targets) which will be set by the Company’s Board of Directors (“Board”) or its Compensation Committee (the “Committee”), if so delegated to the Committee by the Board, after the beginning of each fiscal year. Achievement of the performance targets and payment of your incentive compensation shall be determined, in good faith, by the Board or the Committee (if so delegated by the Board). The annual incentive compensation paid to you for the Company’s 2020 fiscal year, if any, will be pro-rated based on your time of service during such fiscal year. Your base salary and your discretionary annual incentive compensation opportunity will be reviewed annually by the Board or the Committee (if so delegated by the Board) based on your performance and/or external compensation consultant recommendations.

3.
Advance of First-Year Retention Bonus. The Company will pay to you an amount of $150,000 upon completion of 30 days of full time regular and continuous employment (the “Advance of First-Year Retention Bonus”), which is fully refundable to the Company under the terms set forth in this section.  The Advance of First-Year Retention Bonus shall vest and be non-forfeitable at a rate of 1/12th per month following your Start Date, subject to your continued service with the Company on each such date. In the event you voluntarily resign from the Company or are terminated for “Cause” (as defined in the CoC Policy, defined below) within the first twelve (12) months of your Start Date, you must repay a prorated portion of the net, after tax amount of the Advance of First-Year Retention Bonus based on the number of full months remaining from your date of termination until the 12-month anniversary of your Start Date (the “Repayment Amount”) within 30 days of your termination date (the “Repayment Obligation”).  By signing this offer letter, you: (1) accept the terms of the Advance of First-Year Retention Bonus as set forth herein and acknowledge the Repayment Obligation, and (2) in the event the Repayment Obligation is triggered in accordance with the terms set forth herein, hereby authorize the Company to withhold, upon termination of your employment, the Repayment Amount from your final paycheck, and any other compensation (including earned commissions, notice pay and/or severance). In the event the Repayment Amount is not repaid in full by offset against your final paycheck, you agree to repay the balance of such Repayment Amount directly to the Company within thirty (30) days of your termination date. You further understand that the Advance of First-Year Retention Bonus will be treated by the Company as taxable wages subject to standard payroll deductions and withholdings.

4.
Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, including the Company’s Survivor Benefit Policy. In addition, you will be entitled to paid vacation in accordance with the Company's vacation policy. You should note that the Company might modify job titles, salaries, and benefits from time to time, as it deems necessary (subject to the “Good Reason” provisions of the CoC Policy, referenced below).

5.
Business Expenses. The Company will reimburse you for business expenses incurred by you in connection with the performance of your duties in accordance with the Company’s expense reimbursement policies as in effect from time to time. In addition, given that you will be expected to travel extensively in connection with your position, you will be entitled to travel business class on commercial air flights with a duration longer than five (5) hours.

6.
Restricted Stock Units. Subject to the approval of the Board or the Committee, you will be granted 500,000 restricted stock units (the “RSUs”), which represent the right to receive 500,000 shares of Company Class A common stock if specific vesting requirements are satisfied.  The RSUs will be subject to the terms and conditions applicable to RSUs granted under the Company’s 2016 Equity Incentive Plan (the “Plan”), as described in the Plan, as well as terms and conditions to be set forth in a restricted stock unit agreement on the Company’s then-current standard form (the “RSU Agreement”), which you will be required to sign if your RSUs are approved.  You should consult with your own tax advisor concerning the tax risks associated with accepting RSUs that cover the Company’s common stock.

If approved, shares subject to the RSUs generally vest according to the following schedule (subject to your continuous service with the Company, to be described in the RSU Agreement): the “Vesting Commencement Date” for the RSUs will be the first March 15th, June 15th, September 15th or December 15th, whichever is closest, following your Start Date; 25% of the RSUs (the “Cliff Vesting RSUs”) will vest on the one-year anniversary of the Vesting Commencement Date (the “Cliff Vest Date”), and 1/16th of the RSUs will vest in quarterly installments thereafter on the 15th day of the applicable month, so as to be 100% vested on the date that is the fourth anniversary of the Vesting

Commencement Date (the “Original Vesting Schedule”). Subject to the provisions of Section 8, in the event that your continuous service ceases prior to an applicable vesting date in the Original Vesting Schedule, then the unvested RSUs and your right to acquire any shares subject to such unvested RSUs will immediately terminate.

7.
Change of Control. Subject to designation by the Committee of you as an Eligible Employee (as defined in the CoC Policy, defined below) and provided you have executed a Participation Agreement in the form attached hereto as Exhibit A (the “Participation Agreement”), you will eligible to participate in the Company’s Change of Control and Severance Policy (the “CoC Policy”) at the EVP Level (that is, at the same level as the Company’s Chief Financial Officer and Chief Operating Officer as of the date of this letter agreement). A copy of the CoC Policy and the Participation Agreement are attached as Exhibit A.

8.
Severance. Notwithstanding anything to the contrary in Section 6, if (i) following the one-year anniversary of your Start Date but prior to the Cliff Vest Date, your employment is terminated by the Company for any reason other than Cause (as defined in the CoC Policy), and (ii) you comply with the Conditions (as defined below), then the Cliff Vesting RSUs will immediately vest on the effective date of the termination of your employment (as applicable, the “Termination Date”). Subject to the approval of the Board or the Committee, in addition to any benefits you may be entitled to under the immediately foregoing sentence, if (A) at any time prior to a Change of Control Period (as defined in the CoC Policy), your employment is terminated by the Company for any reason other than Cause (as defined in the CoC Policy), and (B) you comply with the Conditions (as defined below), then you will receive the following: (1) 1/16th of the shares subject to the RSUs will immediately vest on the Termination Date; and (2) you will be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to your base salary rate as then in effect, for a period of six (6) months, to be paid in accordance with the Company’s normal payroll policies. For purposes of this letter agreement, “Conditions” will mean (a) you have returned all Company property in your possession within ten (10) days following the Termination Date, and (b) you have executed a Release (as defined in the CoC Policy) and such Release has become effective and irrevocable no later than the 60th day following the Termination Date (the “Release Deadline”, and the date that the Release actually becomes effective and irrevocable, the “Release Effective Date”). Any RSUs that vest under this Section 8 will be settled on the first trading day following the Release Effective Date, and any cash severance payments made under this Section 8 will commence on the first payroll date following the Release Effective Date. For the avoidance of doubt, in all cases under this Section 8, if the Release is not executed, or if the Release is executed but does not become effective and irrevocable by the Release Deadline, no RSUs will vest under this Section 8, you will not be entitled to any severance payments under this Section 8, and you will forfeit any and all rights under this Section 8.

9.
Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Inventions Assignment Agreement (“CIIAA”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non‑disclosure of Company proprietary information. Please note that we must receive your signed CIIAA before your first day of employment. A copy of the CIIAA is attached hereto as Exhibit B. For clarity, a general employment advertisement that does not target employees of the Company or any of its affiliates by an entity of which you are a part will not constitute solicitation for purposes of Section 9 of the CIIAA.

10.
At-Will Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

11.
Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. As a result, you agree that (i) you will resign from any and all positions you hold with Teradici Corporation, CloudCheckr Inc., and Workspot, Inc., with each such resignation to be effective prior to your Start Date, and (ii) you will provide the Company with reasonable evidence of the foregoing resignations prior to your Start Date. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employers, and that in performing your duties for the Company you will not in any way utilize any such information. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company. Notwithstanding the foregoing, (a) subject to the approval of the Board or its Nominating and Corporate Governance Committee (the “N&CG”), which the Company will seek at the first regularly-scheduled N&CG meeting following your Start Date, the Company acknowledges and agrees that you may continue to serve on the board of directors of Wheels Labs, Inc. and on the board of advisors of Ripcord, Inc. and DocuSign, Inc. (each, a “For-Profit Outside Board”), and (b) the Company acknowledges and agrees that you may continue to serve on the board of directors of the Silicon Valley Leadership Group and the board of advisors of the Silicon Valley Education Foundation. For the avoidance of doubt, if the N&CG does not approve your continued service on one or more of the For-Profit Outside Boards, then you agree that you will immediately resign from any such For-Profit Outside Board and will provide the Company with reasonable evidence of such resignation. In addition, you may join other boards of directors (of both for-profit and non-profit organizations) from time to time with, in each case, prior approval of the Board or the N&CG, so long as in any case such services are not for any competitor of the Company.

12.	Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

13.	Governing Law. This letter agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

14.
Acknowledgment; Attorney’s Fees. You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, you have had sufficient time to read, and have carefully read and fully understand, all the provisions of this letter agreement, and you are knowingly and voluntarily entering into this letter agreement. The Company further agrees to reimburse the fees associated with your attorney review in an amount not to exceed $5,000.

15.
Entire Agreement. This letter, along with the CIIAA, the Plan, the RSU Agreement, the CoC Policy and the Participation Agreement (if and when executed), set forth the terms of your employment with the Company, and supersede and replace any prior representations, understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you.

-Signature page follows-

If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Confidential Information & Inventions Assignment Agreement and return them via DocuSign. This offer, if not accepted, will expire at the close of business on the third business day following the date of this letter.
We look forward to having you join us.
Sincerely,
Nutanix, Inc.

By: /s/ Dheeraj Pandey____________________
(Signature)
Name: Dheeraj Pandey
Title: Co-Founder and CEO

ACCEPTED AND AGREED: I confirm I am Tarkan Maner and I intend to electronically sign this document.  I intend that my electronic signature shall be binding upon me in the same way as my handwritten signature.

Tarkan Maner

/s/ Tarkan Maner____________________ (Signature)

October 29, 2019            Date